Exhibit (9):  Opinion and Consent of Counsel


COMPANION LIFE INSURANCE COMPANY
                                                   Mutual of Omaha Plaza, 3-Law
                                                    Omaha, Nebraska  68175-1008


April 23, 1998

Companion Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE  68175-1008

Re:     Registration Statement

To Whom It May Concern:

With reference to the Registration Statement on Form N-4 as amended, filed by Companion Life Insurance Company and Companion Life Separate Account C with the Securities and Exchange Commission covering individual variable annuity contracts, I have examined such documents and such laws I considered necessary and appropriate and on the basis of such examination, it is my opinion that:

1. Companion Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual variable annuity contracts by the Insurance Department of the State of New York.

2. Companion Life Separate Account C is a duly authorized and existing separate account to establish pursuant to the provisions of New York law.

3. The individual variable annuity contracts, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Companion Life Insurance Company.

I hereby consent to the filing of this opinion as an Exhibit to said Form N-4 Registration Statement and to the use of my name under the caption "Legal Proceedings" in the Registration Statement.

Sincerely,

/s/ Kenneth W. Reitz
Kenneth W. Reitz
Assistant Secretary
Companion Life Insurance Company